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CATC [LOGO]                                                        EXHIBIT 10.19

December 18, 2001


Mr. Jean-Louis Gassee
445 Lowell Avenue
Palo Alto CA 94301

                                Employment Offer

Dear Jean-Louis,


It has been a pleasure working with you over the past year as a member of the CATC Board and I am pleased to be able to extend our working relationship to include you as the leader of the CATC's management team. We are excited by the opportunity to bring your leadership skills and depth of management experience to the CATC team. Thus, in the name of CATC's Board of Directors, I would like to extend to you an employment offer for the position of President and Chief Executive Officer.

The terms and conditions of employment are defined in the attached Employment Agreement document. To indicate your acceptance of CATC's offer, please sign and date the employment agreement in the space provided and return it to me.

Jean-Louis, we are excited about you joining the CATC management team and look forward to building a great company together. Congratulations!


Sincerely,


Dan Wilnai
Chairman of the Board of Directors
President & CEO

                                - CONFIDENTIAL -

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CATC                Jean-Louis Gassee--Offer of Employment                Page 2



                              EMPLOYMENT AGREEMENT

Computer Access Technology Corporation, a corporation, (hereinafter known as "CATC", or "the Company"), having its principal place of business at 2403 Walsh Avenue, Santa Clara, California 95051-1302, is hiring Mr. Jean-Louis Gassee, whose social security number is ###-##-#### (hereinafter referred to as "Employee"), located at 445 Lowell Avenue, Palo Alto CA 94301, as a full time employee, starting on January 4, 2002 ("Start Date"), under the following conditions:

1.       JOB DESCRIPTION

As President and Chief Executive Officer, reporting to the Company's Board of Directors, Employee shall perform all business functions required by CATC, including but not limited to:

1. Lead CATC's executive team to grow the business and increase shareholders' value

2. Establish corporate strategy, set goals and objectives

3. Manage CATC's executive team in executing our corporate strategy

4. Cultivate strategic relations with key customers and corporate partners

5. Cultivate relations with the investment community

6. Instill and propagate CATC's values, continuing to provide an exciting, challenging and enjoyable work environment that encourages teamwork and personal growth and fosters productivity and excellence

By signing this Employment Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.       COMPENSATION

2.1.     Salary:

The Company will pay you a salary at the rate of $250,000 per year, payable in accordance with the Company's standard payroll schedule. This salary has been established as part of a total compensation package that has taken into account the quantity of stock options to be granted to you, and will be subject to review by the Compensation Committee of the Board pursuant to the Company's executive compensation policies in effect from time to time.

2.2.     Annual Incentive Bonus:

Employee will be eligible to be considered for an incentive bonus for each fiscal year of the Company, beginning in 2002. The bonus (if any) will be awarded based on objective or subjective criteria established by the Compensation Committee of the Board. Within the first 60 days of employment, CATC `s Board of Directors and Employee will jointly define a set of goals and objectives for Employee for 2002. Upon successfully reaching these goals CATC will pay Employee an achievement bonus of $100,000. The bonus for a fiscal year will be paid after the Company's books for that year have been closed and will be paid only if Employee is employed

                                - CONFIDENTIAL -

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CATC                Jean-Louis Gassee--Offer of Employment                Page 3

by the Company at the time of payment. The determinations of the Compensation Committee of the Board with respect to Employee's bonus will be final and binding.

2.3.     Stock Option:

When joining the company, Employee will have an option to purchase 1,600,000 shares of the Company's Common Stock in accordance with CATC's Stock Option plan, subject to Board and Shareholders' approval. The exercise price per share will be determined by the Compensation Committee of the Board after your acceptance of this letter, but will be at least two business days prior to the announcement of your joining the Company. The option will be subject to the terms and conditions applicable to options granted under the Company's 2000 Stock Option Plan, as described in that Plan and the applicable Stock Option Agreement.

The option will become exercisable under the following terms:

   a. 1,037,500 shares will vest over time as follows - 1/4th after 12 months and then 1/48th each month thereafter for 36 months, until fully vested at the end of 48 months of continuous employment with the Company.

   b. 187,500 shares will vest (i) after 60 months of continuous employment with the Company, or (ii) when the Market Capitalization of CATC reaches $200 Million, if Employee is employed by the Company at that time.

   c. 187,500 shares will vest (i) after 72 months of continuous employment with the Company, or (ii) when the Market Capitalization of CATC reaches $400 Million, if Employee is employed by the Company at that time.

   d. 187,500 shares will vest (i) after 84 months of continuous employment with the Company, or (ii) when the Market Capitalization of CATC reaches $600 Million, if Employee is employed by the Company at that time.

3.       BENEFITS

3.1.     Health Care:

Medical, Dental, Vision, Life and Disability insurance plans are fully paid by CATC for Employee and dependents.

3.2.     Pension Plan:

CATC offers its employees a 401K retirement saving plan. The company provides matching contributions to the plan at the discretion of its Board of Directors.

3.3.     Time Off:

CATC recognizes the need for employees to enjoy time away from work to relax and pursue personal activities. Employee is entitled to the following time off:

o 16 days paid PET (Personal Excused Time) for the first year of service (1.33 days per month accrual). One additional day per year of service up to maximum of 26 days per year.

o   Paid Holidays for all Holidays that CATC's offices are closed.


                                - CONFIDENTIAL -

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CATC                Jean-Louis Gassee--Offer of Employment                Page 4

Employee should schedule Employee's time off with Employee's supervisor, providing reasonable notice so that both company and personal needs can be met.

4.       EXPENSES

CATC shall reimburse Employee for actual travel expenses incurred while in a travel status authorized in writing by CATC for reasonable amounts. Said reimbursement to cover all proper expenses including motel bills, meals, and:

        (1)   Either the cost of transportation by common carriers; or

        (2) A per-mile amount (following Government regulations) when Employee's automobile is used; and

        (3)   Other incidental expenses

5.       INVENTIONS, PATENT RIGHTS AND COPYRIGHTS

(a) Employee agrees that Employee will communicate to CATC's management all inventions made or conceived by Employee in connection with the performance of the work contemplated by this Agreement and that Employee will, without further consideration, assign all right, title and interest in such inventions to CATC and will assist CATC and its nominees in every proper way (entirely at CATC expense) to obtain for its own benefit patents for such inventions in any and all countries, the invention to be and remain the property of CATC and its nominees, whether patented or not.

(b) Inventions referred to in the above paragraph means any invention, improvement, or discovery (whether or not patentable) conceived or actually reduced to practice either in the performance of the experimental, developmental, or research work contemplated by this Agreement.

(c) Employee agrees that all writings produced by Employee under this contract shall be the sole property of CATC and CATC shall have the exclusive right to copyright such writings in any country or countries.

6.       CATC's TRADE SECRETS

Employee agrees that Employee will not, either during or subsequent to the term of this Agreement, directly or indirectly, divulge to unauthorized persons any secret or confidential know-how or other information acquired through Employee's association with CATC, including work in connection with any contract for any department of the United States Government or other customer, and not known to the industry or recognized as standard practice, whether acquired or developed by Employee during the term of this Agreement or obtained from other employees; and that Employee will not, either during or subsequent to the term of this Agreement, directly or indirectly, publish or disclose to any third party any such information without written authorization from CATC to do so, nor will Employee use such information apart from CATC's business without the approval of CATC.

                                - CONFIDENTIAL -

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CATC                Jean-Louis Gassee--Offer of Employment                Page 5


7.       TRADE SECRETS OF OTHERS

Employee represents that Employee's performance of all of the terms of this Agreement and as an Employee to CATC does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee's execution of this Agreement with CATC, and Employee will not disclose to CATC, or induce CATC to use, any confidential or proprietary information or material belonging to any previous employer or others. Employee agrees not to enter into any agreement either written or oral in conflict herewith.

8.       EMPLOYMENT TERMS

8.1.     At-will Employment

If you accept this offer, your employment with CATC shall be "at-will." That means that your employment is not for any specified period of time and can be terminated by yourself or CATC for any or no particular reason or cause, and at anytime, with or without advance notice. Furthermore, you can be promoted, demoted, have your title, duties, compensation or other terms or conditions of your employment changed with or without cause or notice at the will of CATC. The "at-will" nature of your employment, as set forth above, cannot be changed except in an express writing signed by the Compensation Committee of CATC.

8.2.     Severance Benefits

     (a) Termination. If Employee's employment terminates (i) at any time after a waiting period of twelve (12) months from Start Date, or (ii) if Employee's employment terminates at any time within twelve (12) months following a Change of Control, then Employee shall be entitled to receive the following severance benefits:

         (i) Termination other than for Cause; Good Reason. If Employee's employment is terminated by the Company other than for Cause or if Employee terminates Employee's employment due to a Good Reason then, in addition to paying the compensation and benefits already earned by and vested in Employee, Company shall pay employee severance pay from the Company in an amount equal to Employee's base salary for the twelve calendar month period immediately preceding the Termination Date, and 50% of Employee's then unvested shares of the stock option grant described in Section 2.3 will become fully vested and exercisable as of the Termination Date. The Company shall pay Employee any severance pay to which Employee is entitled pursuant to this Section in cash and in full not later than thirty (30) calendar days following the Termination Date.

              (A) Procedures. In the event Employee believes that the Company has taken an action that constitutes Good Reason as defined in Section 9.(d), Employee shall give written notice to the Company in writing setting forth the basis for such belief. The Company shall have 30 days in which to take action, restoring Employee to the position Employee was in prior to the Company taking the action that constituted Good Reason. If the Company takes such action, Employee shall not thereafter have the right to terminate employment for Good Reason on account of the actions previously taken by Employee. If Employee fails to notify the Company within 30 days of the events that constitute Good Reason, Employee shall not thereafter have the right to terminate Employee's employment for Good Reason based on those events.

                                - CONFIDENTIAL -

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CATC                Jean-Louis Gassee--Offer of Employment                Page 6


         (ii) Voluntary Resignation; Termination for Cause. If Employee's employment terminates by reason of Employee's voluntary resignation (and not for Good Reason), or if Employee is terminated for Cause, then Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

         (iii) Disability; Death. If the Company terminates Employee's employment as a result of Employee's Disability, or such Employee's employment is terminated due to the death of Employee, then Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

     (b) Other Termination. In the event Employee's employment is terminated for any reason, (i) prior to the termination of the twelve (12) months waiting period from Start Date or (ii) prior to the occurrence of a Change of Control or
(iii) after the twelve (12) months period following a Change of Control, then Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefits plans and practices or pursuant to other agreements with the Company. Notwithstanding the foregoing, if Employee's employment is terminated for any reason, other than those set forth in Sections 8.2(a)(ii) or (iii), during the first twelve months of his employment, the Company shall pay Employee severance pay in an amount equal to Employee's base salary until the earlier to occur of
(a) the Employee becomes employed elsewhere or (b) four (4) calendar months elapse from the time of the Termination Date. Such severance pay shall be in addition to payment by the Company of compensation and benefits already earned by and vested in Employee as of the Termination Date.

9.        DEFINITION OF TERMS

The following terms referred to in this Agreement shall have the following meanings:

     (a) Cause. For purposes of this Agreement, the term "Cause" is defined as any one or more of the following occurrences:

          (i) Employee's continued failure to perform Employee's duties and responsibilities commensurate with the scope and stature of Employee's position in good faith and to the best of Employee's ability for a period of 30 days after written notice thereof from the Company to Employee; or

         (ii) Employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime which constitutes a felony in the jurisdiction involved; or

         (iii) Employee's commission of an act of fraud or misappropriation of funds, whether prior or subsequent to the date hereof, upon the Company; or

         (iv) Employee's breach of a material provision of this Agreement or Employee's Confidential Information and Invention Assignment Agreement with the Company; or

         (v) Gross negligence by Employee in the scope of Employee's services to the Company; or

                                - CONFIDENTIAL -

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CATC                Jean-Louis Gassee--Offer of Employment                Page 7


         (vi) Employee's commencement of employment (as an employee or a consultant) with another employer while Employee is an employee of the Company, without the prior written consent of the Company; or

         (vii) Material nonconformance with the Company's standard business practices and policies generally, including but not limited to policies against racial or sexual discrimination or harassment, delivered in writing to Employee.

     (b) Change of Control. "Change of Control" means the occurrence of any of the following events:

         (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Dan Wilnai, Peretz Tzarnotzky or Philips Semiconductors (or any affiliate of any such person) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

         (ii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, such surviving entity or the entity that controls such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

     (c) Disability. "Disability" shall mean that Employee has been unable to perform Employee's Company duties as the result of Employee's incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate Employee's employment. In the event that Employee resumes the performance of substantially all of Employee's duties hereunder before the termination of Employee's employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

     (d) Good Reason. "Good Reason" shall mean (i) without Employee's express written consent, the significant reduction of Employee's duties, authority or responsibilities, relative to Employee's duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority or responsibilities; (ii) a reduction by the Company in the base salary of Employee as in effect immediately prior to such reduction, unless such reduction is caused by Company's general business conditions and Company reduces comparably the base salaries of all other members of the executive team; or (iii) the relocation of Employee to a facility or a location more than ninety (90) miles from Employee's then present location, without Employee's express written consent.

                                - CONFIDENTIAL -

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CATC                Jean-Louis Gassee--Offer of Employment                Page 8


     (e) Termination Date. "Termination Date" shall mean (i) if Employee's employment is terminated by the Company for Disability, thirty (30) days after notice of termination is given to Employee (provided that Employee shall not have returned to the performance of Employee's duties on a full-time basis during such thirty (30)-day period), (ii) if Employee's employment is terminated by the Company for any other reason, the date on which a notice of termination is given; provided, however, that if within thirty (30) days after the Company gives Employee notice of termination, Employee notifies the Company that a dispute exists concerning the termination or the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally determined, either by mutual written agreement of the parties, or a by final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected), or
(iii) subject to Section 8.2 (a)(i)(A), if Employee's employment is terminated by Employee for Good Reason, the date on which Employee delivers the notice of termination required by such Section to the Company.

10.      MISCELLANEOUS PROVISIONS

     (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

     (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California solely by residents of that state.

     (d) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

11.      EFFECTIVE DATE

This Agreement is effective as of December 18, 2001.

                                - CONFIDENTIAL -

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CATC                Jean-Louis Gassee--Offer of Employment                Page 9



12.      ENTIRE AGREEMENT

This Agreement embodies the entire agreement and understanding which exists among and between the parties relating to the subject matter. There are no agreements, representations, warranties or statements with respect to the subject matter hereof except as expressly set forth herein.


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|    Computer Access Technology Corp.   |                Employee              |
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| Signature:                            |  Signature:                          |
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| Dan Wilnai, Chairman, President & CEO |  Name: Jean-Louis Gassee             |
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| Date: December 18, 2001               |  Date December 18, 2001              |
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                                - CONFIDENTIAL -